Exhibit 10.13

BOARD ATTENDANCE AND COMPENSATION POLICY, AS AMENDED

1.      PURPOSE AND CONTENTS

General

This section outlines the Summit Financial Group and its subsidiaries Board Attendance and Compensation Policy, formalized by the Board of Directors of Summit Financial Group, Inc. on the date indicated above.

Topics covered in this policy are:

Retainer and Fees for Subsidiary Board Members	Topic 2
Retainer and Fees for Summit Board Members	Topic 3
Meeting Fees for Division Board Members	Topic 4
Employee-Directors	Topic 5
Expense Reimbursement	Topic 6
Payment by Direct Deposit and Deferral of Payments	Topic 7
Attendance	Topic 8
Renomination	Topic 9
Mandatory Retirement	Topic 10
Benefits	Topic 11
Deferred Compensation Plan	Topic 12
Stock Requirements	Topic 13

Effective Date

All employees of Summit Financial Group, Inc., herein referred to as the “Summit”, must comply with the terms of this policy immediately.  Managers, employees and technical personnel must modify system configurations and procedures, if necessary, to comply with the terms of this plan within 10 business days.

2.      RETAINER AND FEES FOR SUBSIDIARY BOARD MEMBERS

Members of the board of directors of the subsidiaries of Summit will be paid retainer fees based on the asset size for each bank as of December 31st of the prior year, as follows:
Asset Size of Bank	Annual Retainer	Fee Per Meeting
Up to $100 Million	$2,000	$125 per meeting attended
$101 Million - $250 Million	$3,000	$125 per meeting attended
$250 Million and Over	$5,000	$125 per meeting attended

In addition to the above retainer fees and fees per board meeting attended, board committee members will also be paid $100 per committee meeting attended.  Members of board committees may attend committee meetings in person or by video conference.  Any member of any board or committee may attend meetings by telephone, but payment will be made for only one board meeting and one committee meeting in any given year where attendance is by telephone.

3.      RETAINER AND FEES FOR HOLDING COMPANY BOARD MEMBERS

Summit board members will be paid as follows:
•	$1,100 per board meeting attended;
•	$150 per committee meeting attended (other than Audit Committee and Compensation and nominating Committee);
•	$750 per Audit Committee meeting attended;
•	$750 per Compensation and Nominating Committee attended.

Members of the board of directors of Summit may attend board meetings or committee meetings in person or by video conference.  Any member of any board or committee may attend meetings by telephone, but payment will be made for only one (1) board meeting and one (1) committee meeting in any given year where attendance is by telephone.  Notwithstanding the foregoing, members of the Audit Committee should not attend meetings by telephone.  In addition, Audit Committee members shall receive no other remuneration other than the retainer fees and fees per meeting set forth herein for serving on the Audit Committee.

4.      MEETING FEES FOR DIVISION BOARD MEETINGS

The Chairman of each division shall appoint individuals to serve as a member of the division board of directors.  Each division board member shall serve for a term of two (2) years and may be re-appointed for an additional two-year term.  The division board of directors shall operate solely as an advisory board and shall have no authority to manage the business and property of Summit or its subsidiaries or to direct the operations of Summit or its subsidiaries.  Members of each division board of directors shall not be paid a retainer fee; however each member of the division board of directors shall be paid $100 per division meeting attended.  The $100 fee per meeting shall only be paid to the members of the division board of directors who attend the division meetings in person and not by telephone.

5.      EMPLOYEE-DIRECTORS

If an individual is a member of the board of directors of Summit or any of its subsidiaries and is also an employee of Summit or any of its subsidiaries, then such employee/director shall be paid the retainer fees and the fees for each board meeting attended as set forth above; however, such employee/director shall not be paid the fees for each committee meeting attended.

6.      EXPENSE REIMBURSEMENT

Any member of the board of directors of Summit or any of its subsidiaries who must travel in excess of sixty (60) miles round trip from his primary residence or place of business to attend a board meeting or committee meeting is eligible for reimbursement of direct expenses including, but not limited to, mileage and hotel expenses.  Requests must be filed within 90 days of meeting date.  Forms are available from the Human Resources Department for this purpose.

7.      PAYMENT BY DIRECT DEPOSIT AND DEFERRAL OF PAYMENTS

The retainer fees and per meeting fees described above may be paid by direct deposit into each board member’s Summit Financial Group, Inc. subsidiary bank account.  If the board member is on a subsidiary board and is a participant in the Director Deferral Plan, then the compensation may be deferred.  A direct deposit to a board member’s account will be made on the last day of the month; however, if the last day of the month falls on a weekend, the direct deposit will be made on the previous Friday.  If the meeting date falls after the deadline for payroll, payments will be made the following month for attendance at a meeting.

8.      ATTENDANCE

Summit owns all of the shares of stock of each of its subsidiaries, and therefore, Summit has the power to elect the directors of each of its subsidiaries.   Members serving on the board of directors of each of Summit’s subsidiaries serve at the will and pleasure of the board of directors of Summit.  Serving on the board of directors of a financial institution is a very serious commitment.  In order to do the job properly, directors must set aside the time to attend the board and committee meetings.  If a director fails to attend at least 70% of the board and committee meetings of which he is a member for any given calendar year, then the director will be placed on attendance probation.  If a director does not attend at least 70% of the board and committee meetings for two consecutive years, then the board will ask the individual to resign unless the director submits a good reason for his or her absence.  Acceptable reasons for failing to attend board and committee meetings include, but are not limited to, public service, personal health problems, or family health problems.  The Human Resources Department will send out an attendance summary at the end of June and December of each calendar year detailing the directors’ attendance at board and committee meetings.

9.      RENOMINATION

Each year, the Nominating Committee will meet to assess the performance of all board members and make a recommendation to the full board of Summit as to which board members should be renominated.  The Nominating Committee will assess whether each member is continuing to fulfill his or her fiduciary duties to the board.  Additionally the Nominating Committee will assess the contribution by said board members to furthering the mission of their respective bank.

10.   MANDATORY RETIREMENT

Members of the Board of Directors of Summit and its subsidiaries are subject to a mandatory retirement age of 70.  When a Summit or subsidiary bank board member reaches age 70, he/she will not be renominated.  The following exceptions have been made to this requirement:

1.
Members of the board of directors of Summit who were board members of Potomac Valley Bank and who were the age of 60 at the time of the Potomac Valley Bank merger into Summit may be re-nominated until the age 80, provided such board member’s service is consistent with prudent banking practices and such board member fulfills his or her fiduciary duty to Summit to Summit’s satisfaction.

2.	Any member of the board of directors of Summit or any of its subsidiaries who remains an active employee of Summit or any of its subsidiaries is not subject to mandatory retirement because of age.

3.
The mandatory retirement age of 70 shall not apply to any member of the board of directors of Summit  who at the time he or she is elected is less than 70 years of age, but who as a result of the three year term, will attain the age of 70 during the three year term.   Such member shall also be permitted to serve as a member of the board of directors of any of Summit’s subsidiaries until such time as such member’s term expires on the board of directors of Summit.

4.	The division board members are not subject to mandatory retirement because of age.

11.   BENEFITS

Individuals who were members of either the South Branch Valley National Bank board or members of the Potomac Valley Bank board at the time of merger, will continue benefits provided before the merger until their mandatory retirement from the board.  At retirement, the board member may continue their benefits through Summit provided the board member pays 100% of the premium of the benefit.

Any future offer of benefits will be reviewed and approved by the Compensation Committee before being offered to the board members.

12.   DEFERRED COMPENSATION PLAN

A deferred compensation plan (“Director Deferred Compensation Plan”) for the members of the board of directors of the subsidiaries of Summit was established to allow members of the board of directors of the subsidiaries of Summit to defer their  compensation.  For further details please refer to the Director Deferred Compensation Plan.

13.   STOCK REQUIREMENTS

In order to be elected to and maintain a seat on the board of directors of Summit or any of its subsidiaries, a member must hold in his or her own right, a minimum number of shares of the stock of Summit. Regulations promulgated by West Virginia law set forth the minimum number of shares that must be owned by each director.  Qualifying share ownership for directors of Summit Community Bank are governed by West Virginia law.  The bylaws of Summit set forth more stringent requirements than established by West Virginia law.  In addition, this policy establishes more stringent requirements than the requirements set forth in the bylaws of Summit Community Bank. Summit stock held in the Director Deferred Compensation Plan will be counted towards the minimum requirement of stock that each member of the board of directors of each subsidiary of Summit must own to maintain a seat on the board of directors.

The requirements are as follows:

•           Summit Financial Group, Inc.

West Virginia law provides that each director of Summit must own in his or her own right, common or preferred stock of Summit, in an amount equal to or greater than any one of the following:

(i)	aggregate par value of $500.00;
(ii)	aggregate shareholders’ equity of $500.00; or
(iii)	aggregate fair market value of $500.00.

Determination of the fair market value of the director’s stock in Summit is based on the value of the stock on the date it was purchased or on the date that the individual become a director, whichever is greater.

Directors should be aware that although based on the current market value of Summit stock, the minimum number of shares required to be owned under this policy exceeds the regulatory minimum, a decrease in the market value of Summit stock could require directors to purchase more shares to meet the regulatory minimums discussed below.

Summit’s bylaws and this policy impose more stringent requirements on directors than imposed by West Virginia law.  Summit’s bylaws and this policy require that each director own in his or her own right, a minimum of 2,000 shares of Summit’s common stock.  This minimum number of shares shall be proportionately increased for any stock splits.  Summit’s bylaws specify that the following shares are held in a director’s “own right”: (i) shares held solely in the director’s name; (ii) shares held through the corporation’s employee stock option plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement; and (iii) shares owned by a company where the director owns a controlling interest.

The West Virginia Attorney General has interpreted the language “own in his own right” in the West Virginia statute governing qualifying shares, W.Va. Code § 31A-4-8, to exclude any shares that a director owns jointly.  Accordingly, Summit’s bylaws and this policy allow shares held jointly by a director and his or her spouse to be counted when determining whether the director owns 2,000 shares of common stock in his or her own right, as long as the director owns stock in his or her own name with a minimum value (calculated by the par value, shareholder’s equity or fair market value) of at least $500 (the minimum imposed by West Virginia law).

•           Summit Community Bank

West Virginia state law and the bylaws of Summit Community Bank provide that each director of Summit Community Bank must own in his or her own right, common or preferred stock of Summit, in an amount equal to or greater than any one of the following:

(i)	aggregate par value of $500.00;
(ii)	aggregate shareholders’ equity of $500.00; or
(iii)	aggregate fair market value of $500.00.

Determination of the fair market value of the director’s stock in Summit is based on the value of the stock on the date it was purchased or on the date that the individual become a director, whichever is greater.

This policy imposes more stringent requirements on directors of Summit Community Bank than imposed by West Virginia state law and the bylaws of Summit Community Bank.  This policy requires that each member of the board of directors of Summit Community Bank own, in his or her own right, a minimum of one-thousand (1,000) shares of common stock of Summit.  This minimum number of shares shall be proportionately increased for any stock splits.  For purposes of determining whether shares are owned by a director in his or her own right, the following shares shall be deemed owned by a director in his or her own right: (i) shares held solely in the director’s name; (ii) shares held through the Summit’s employee stock ownership plan, the Director Deferred Compensation Plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement; and (iii) shares owned by a company where the director owns a controlling interest.  Shares held jointly by a director and his or her spouse may also be counted when determining whether the director owns 1,000 shares of common stock in his or her own right as long as the director owns stock in his or her own right with a minimum value (calculated by the par value, shareholder’s equity or fair market value) of at least $500.